Exhibit 99.4

PROXY

The undersigned stockholder ("Stockholder") of GSV Growth Credit Fund Inc., a Maryland corporation (the "Company"), hereby (i) grants to, and appoints, the Company, and any person designated in writing by the Company, and each of them individually, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote all of the shares (the "Covered Shares") of common stock, par value $0.01 per share (the "Common Stock") of the Company held by Stockholder, or grant a consent or approval in respect of the Covered Shares, in accordance with the terms of this Proxy and (ii) revokes any and all proxies heretofore given in respect of the Covered Shares.
The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned at any time after the date hereof to act as the undersigned's attorney-in-fact and proxy to vote the Covered Shares in the same proportion as the vote of all other holders of the Common Stock and to exercise all voting, consent and similar rights of the undersigned with respect to the Covered Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of the stockholders of the Company and in every written consent in lieu of such a meeting (such authorization and empowerment, the "Proxy"). The Stockholder shall not commit or agree to take any action inconsistent with the foregoing.
Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated: December 15, 2016

STOCKHOLDER:

OCM GROWTH HOLDINGS, LLC
By: Oaktree Fund GP, LLC
Its: Manager

By: Oaktree Fund GP I, L.P.
Its: Manager

By:_________________________
Name: Emily Stephens
Title: Authorized Signatory

By::_________________________
Name: Brian Laibow
Title: Authorized Signatory